COMPANY CONTACT
Sean Mahoney (240) 744-1150
FOR IMMEDIATE RELEASE
DIAMONDROCK ACQUIRES THE SHOREBREAK HOTEL IN HUNTINGTON BEACH, CA
BETHESDA, Maryland, February 24, 2015 - DiamondRock Hospitality Company (the “Company”) (NYSE:DRH) announced today that it recently acquired the Shorebreak Hotel (“Hotel”) in Huntington Beach, CA, for a purchase price of $58.5 million. The purchase price represents a 12.8 multiple on 2015 forecasted Hotel earnings before interest, taxes, depreciation and amortization (“EBITDA”).

Mark W. Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company, said. “We are thrilled to announce our acquisition of the Shorebreak Hotel. This was a rare opportunity to buy a truly unique beachfront property in one of Southern California’s premier resort destinations. With ten miles of pristine beaches, Huntington Beach is one of the highest-rated markets in the country, with excellent RevPAR growth potential and high barriers to entry.

We believe there is untapped potential at this asset and have brought in Kimpton Hotels & Restaurants as the new manager. Kimpton has a strong track record of operating popular, successful hotels throughout Southern California, including desirable beach destinations, which made them a natural choice for us with this exciting new property.”

The Shorebreak Hotel was constructed and opened six years ago and is a premier beachfront hotel located on the renowned Pacific Coast Highway (“PCH”) overlooking the Pacific Ocean. Designed as a unique surfing-inspired resort, the Hotel features 157 well-appointed guestrooms, including 37 suites, and the popular Zimzala Restaurant & Bar. As a boutique hotel with over 3,900 square feet of flexible meeting space, the Hotel is able to attract both groups and corporate guests looking for a unique Southern California experience. Located across from the Huntington Beach Pier at Main Street, the Hotel is well positioned to capture leisure, group, and corporate demand from the over 16 million annual visitors to the area.

Downtown Huntington Beach is a well-established and growing market that features urban street retail within an affluent coastal residential community. Considered one of the U.S.’s most popular beach communities, Huntington Beach hosts annual events that include international surf, skateboard, and BMX competitions and additional regional events and festivals. With ten miles of scenic beachfront, Huntington Beach holds the distinction of being the largest stretch of uninterrupted beachfront on the West Coast.

In addition to tourism, Huntington Beach is one of the leading commercial and industrial centers in Southern California. Home to more than 650 industrial businesses, including Boeing, Quicksilver, Cambro Manufacturing, and C&D Aerospace, Huntington Beach boasts a diversified and dynamic economy. The city’s diverse economy, location within Orange County, as well as the residential population, complements its tourism demand base.

The compound annual RevPAR growth rate for the Orange County market was approximately 9.0% for the period 2010 through 2014 and 9.4% for the period 2003 to 2007 according to Smith Travel Research.

In the twelve-month period ended December 31, 2014, the Shorebreak Hotel achieved a RevPAR of $176 from a combination of 83 percent occupancy and an ADR of over $213. The Hotel achieved a compound annual RevPAR growth rate since it has opened of approximately 15%.

Kimpton assumed management of the Hotel upon the closing of the acquisition and plans to use its industry-leading experience operating boutique hotels to drive enhanced operating results. Kimpton plans to implement an aggressive sales and marketing effort to fully take advantage of the Hotel’s premier product and location in coastal California.

The acquisition of the Shorebreak Hotel brings the total number of properties in the Company’s portfolio to 28 and is the Company’s seventh resort property and fourth property located on the West Coast. The company match-funded the acquisition with proceeds from equity issuance under its at-the-market program.

About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 28 premium quality hotels with over 10,700 rooms. The Company has strategically positioned its hotels to generally be operated under the leading global brands such as Hilton, Marriott, and Westin as well as unique lifestyle hotels. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission and the ability to achieve the returns that the Company expects from the Hotel. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reconciliation of Forecasted Hotel Net Income to Forecasted Hotel EBITDA
(Unaudited, in millions)

2015 Forecast

Estimated Net Income	$2.8
Depreciation Expense	1.8

Estimated EBITDA	$4.6

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
The Company has presented forecasted hotel EBITDA because it believes this measure provide investors and analysts with an understanding of the hotel-level operating performance. This non-GAAP measure does not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
The Company’s presentation of the hotel’s forecasted EBITDA should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA to net income in accordance with GAAP.